Exhibit 99.1

Contact:	Brad Belhouse – Investors	Gary Thompson – Media
	Harrah’s Entertainment, Inc.	Harrah’s Entertainment, Inc.
	(702) 407-6367	(702) 407-6529

Release #HET 10-0478

Harrah’s Entertainment Reports Record Third-Quarter Results;

Horseshoe Acquisition Contributes To Revenue, Property EBITDA, EPS Gains

LAS VEGAS, October 20, 2004 – Harrah’s Entertainment, Inc. (NYSE:HET) today reported record third-quarter revenues of $1.31 billion, up 25.5 percent from revenues of $1.04 billion in the 2003 third quarter.

Property Earnings Before Interest, Taxes, Depreciation and Amortization (Property EBITDA) for the 2004 third quarter rose 26.2 percent to a record of $374.2 million from Property EBITDA of $296.5 million in the year-earlier period. Third-quarter 2004 Adjusted Earnings Per Share increased to a record $1.09, up 17.2 percent from the 93 cents achieved in 2003’s third quarter.

Property EBITDA and Adjusted EPS are not Generally Accepted Accounting Principles (GAAP) measurements but are commonly used in the gaming industry as measures of performance and as a basis for valuation of gaming companies. In addition, analysts’ per-share earnings estimates for gaming companies are comparable to Adjusted EPS. Reconciliations of Adjusted EPS to GAAP EPS and Property EBITDA to income from operations are attached to this release.

Results for certain properties that are contracted for sale have been reclassified to discontinued operations.

Third-quarter 2004 income from operations rose 26.9 percent to a record $257.8 million from $203.2 million in the year-earlier quarter. Third-quarter 2004 net income was a record $118.8 million, up 19.4 percent from $99.5 million in the 2003 third quarter. Diluted earnings per share for the 2004 third quarter was $1.06, 17.8 percent higher than the 90 cents achieved in the 2003 third quarter.

Third-quarter 2004 results included contributions from the three Horseshoe casinos acquired by Harrah’s Entertainment on July 1, 2004.

Horseshoe Acquisition, Capital Spending, Capabilities Drive Growth

“Strategic acquisitions, capital investments and market-leading technological and marketing capabilities all played a role in propelling Harrah’s Entertainment to record results,” said Gary Loveman, the company’s president and chief executive officer. “While 2003 and the first half of 2004 marked a period of transition with the rollout of new initiatives such as Total Rewards 2 and Fast Cash, we have now seen a resumption of significant growth. We believe our strategic initiatives and investments position us well for continued growth across key customer segments.”

Third-quarter 2004 same-store revenues increased 8.8 percent over the year-ago period. Cross-market play – gaming by customers at Harrah’s Entertainment properties other than their “home” casino – rose 16.5 percent from the third quarter of 2003. Tracked play – gaming by customers using the company’s Total Rewards player cards – increased 12.8 percent from the 2003 third quarter.

“The Horseshoe acquisition played a significant role in this quarter’s revenue and operating-income gains,” Loveman said. “However, our continued same-store sales increases and cross-market play gains demonstrate that our organic-growth strategy is delivering strong results as well.

For the first nine months of 2004, revenues rose 12.0 percent to $3.36 billion from $3.00 billion in the 2003 period. Property EBITDA increased to $928.2 million, up 11.9 percent from $829.4 million in the first nine months of 2003. Adjusted EPS was $2.64, 9.1 percent higher than the $2.42 achieved in the first nine months of 2003.

Income from operations for the first nine months of 2004 was $626.1 million, up 12.8 percent from $555.0 million in the year-earlier period. Net income was $290.8 million, up 13.1 percent from $257.2 million in the first nine months of 2003. Nine-month diluted earnings per share was $2.58, up 10.7 percent from $2.33 in the year-ago period.

Among third-quarter highlights:

•                              Harrah’s Entertainment completed its acquisition of Horseshoe Gaming Holding Corp., adding Horseshoe properties in Hammond, Ind., Bossier City, La., and Tunica, Miss., to its portfolio.

•                              Harrah’s Entertainment signed a definitive agreement to acquire Caesars Entertainment, Inc. (NYSE: CZR), subject to shareholder and regulatory approvals. When it was announced on July 15, 2004, the transaction was valued at approximately $9.4 billion.

•                              Harrah’s Entertainment received a total of 585 awards, including 255 first-place finishes, in Casino Player’s Best of Gaming Awards, the magazine’s annual national poll of gaming customers. Harrah’s Entertainment has received more awards in the competition than any other gaming company for five consecutive years.

•                              For the fourth consecutive year, Harrah’s Entertainment was selected as a component of the Dow Jones Sustainability World Index, a compilation of more than 300 companies from 24 countries selected for their responsible approaches to creating long-term shareholder value. No other U.S. gaming or hospitality company has been selected for the Index since 2001.

•                              The company was ranked No. 15 in CMP Media LLC’s InformationWeek 500, an annual listing of the nation’s most innovative users of information technology. Harrah’s Entertainment was the top-ranked company in the media and entertainment category, and made its sixth consecutive appearance on the list.

•                              Harrah’s Entertainment and Caesars signed a definitive agreement to sell Harrah’s East Chicago, Harrah’s Tunica, Atlantic City Hilton and Bally’s Tunica to an affiliate of Colony Capital, LLC. Under terms of the transaction, which is subject to customary approvals, the Colony unit will pay a total of $1.24 billion for the four properties, approximately 8.5 times the trailing 12-month EBITDA of the four properties. Harrah’s Entertainment plans to use its expected $476 million in after-tax proceeds from the sale of its two properties to reduce debt.

“In their first quarter in the Harrah’s Entertainment network, the three Horseshoe properties contributed $217.9 million in revenues and $55.7 million in Property EBITDA, and we are on track to achieve our synergies target,” Loveman said. “The transaction was accretive during the quarter, adding nearly 9 cents to earnings per share. The strong initial results from Horseshoe demonstrate that the integration is proceeding smoothly, which augurs well for the pending acquisition of Caesars that we expect to consummate in mid-2005.

“With the Caesars acquisition, we will control four of the best-known brands in gaming – Harrah’s, Caesars, Horseshoe and the World Series of Poker,” Loveman said. “The newly acquired brands will enable us to reach millions of new customers and provide significant growth opportunities.

“The pending sale of our two properties to an affiliate of Colony Capital should help facilitate the closing of the Caesars transaction,” Loveman said.

“We are honored by our inclusion in the Dow Jones Sustainability World Index for the fourth consecutive year,” he said. “This is independent validation of Harrah’s Entertainment’s reputation as a successful, responsible company.

“We are also pleased to lead Casino Player’s Best of Gaming Awards for the fifth straight year,” Loveman said. “These awards are the voice of gaming players from coast to coast, and once again, they have overwhelmingly selected our properties as the best in delivering superior customer service. Our central strategy rests on improving customer loyalty and satisfaction; our strong performance in this poll shows we are succeeding.”

This morning, Harrah’s Entertainment announced that Philip Satre will, as planned, retire as chairman effective January 1, 2005. Gary Loveman will succeed Satre as chairman, while retaining his current positions as president and chief executive officer.

“I am sincerely honored that our board of directors selected me to take over the chairmanship when Phil Satre steps down next January,” Loveman said. “His vision, integrity, intellect and leadership transformed Harrah’s from a four-casino company into our industry’s largest and most respected enterprise. I will do my very best to follow his tremendous example.”

West Region Posts Record Results

West Results

(in millions)

	2004 Third Quarter	2003 Third Quarter	Percent Increase (Decrease)	2004 First Nine Months	2003 First Nine Months	Percent Increase (Decrease)
Northern Nevada
Total revenues	$135.3	$137.6	-1.7%	$352.6	$348.2	1.3%
Income from operations	33.0	33.1	-0.3%	56.6	57.6	-1.7%
Property EBITDA	43.7	43.0	1.6%	87.9	86.8	1.3%
Southern Nevada
Total revenues	265.8	224.0	18.7%	797.1	673.5	18.4%
Income from operations	56.2	38.6	45.6%	187.6	126.2	48.7%
Property EBITDA	75.6	57.2	32.2%	240.6	181.9	32.3%
Total West Region
Total revenues	401.1	361.6	10.9%	1,149.7	1,021.7	12.5%
Income from operations	89.2	71.7	24.4%	244.2	183.8	32.9%
Property EBITDA	119.3	100.2	19.1%	328.5	268.7	22.3%

Strong cross-market and cross-property play at Harrah’s Las Vegas and the Rio, and a record performance at Harrah’s Laughlin helped spur record results in Harrah’s Entertainment’s West Region.

Southern Nevada revenues rose 18.7 percent, income from operations gained 45.6 percent and Property EBITDA increased 32.2 percent from the 2003 third quarter. Southern Nevada revenues, income from operations and Property EBITDA were all at record levels.

Northern Nevada revenues fell 1.7 percent from the third quarter last year, while income from operations matched the prior year’s level and Property EBITDA was 1.6 percent higher.

“Our Southern Nevada properties continued their string of record-breaking quarterly performances,” said Tim Wilmott, Harrah’s Entertainment’s chief operating officer. “We look forward to significantly expanding our presence in this dynamic market in 2005 with the acquisition of Caesars.”

For the first nine months of 2004, West Region revenues were up 12.5 percent, income from operations rose 32.9 percent and Property EBITDA gained 22.3 percent from the first nine months of 2003.

East Region Posts Gains

East Results

(in millions)

	2004 Third Quarter	2003 Third Quarter	Percent Increase (Decrease)	2004 First Nine Months	2003 First Nine Months	Percent Increase (Decrease)
Harrah’s Atlantic City
Total revenues	$122.4	$118.5	3.3%	$327.3	$333.6	-1.9%
Income from operations	37.2	39.9	-6.8%	91.4	107.5	-15.0%
Property EBITDA	47.5	48.4	-1.9%	119.9	133.1	-9.9%
Showboat Atlantic City
Total revenues	104.8	96.0	9.2%	275.6	265.3	3.9%
Income from operations	32.3	27.9	15.8%	74.9	66.9	12.0%
Property EBITDA	40.8	34.5	18.3%	99.4	86.9	14.4%
Total East Region
Total revenues	227.2	214.5	5.9%	602.9	598.9	0.7%
Income from operations	69.5	67.8	2.5%	166.3	174.4	-4.6%
Property EBITDA	88.3	82.9	6.5%	219.3	220.0	-0.3%

Combined results for Harrah’s Entertainment’s two Atlantic City properties rose from the year-ago third quarter. The gains were driven by strong results at Showboat Atlantic City, which benefited from improved yielding of its hotel and from a new entertainment offering. In addition, on July 3, 2004, the market passed the one-year anniversary of the opening of a competing casino property that impacted results in the year-ago third quarter.

Third-quarter revenues for the Atlantic City properties rose 5.9 percent to a record level, income from operations increased 2.5 percent and Property EBITDA increased 6.5 percent from the year-earlier period.

“We’re pleased with our overall performance in Atlantic City, and believe we are positioned for long-term growth in this market,” Wilmott said.

For the first nine months, East Region revenues increased 0.7 percent, income from operations fell 4.6 percent and Property EBITDA was 0.3 percent lower than in the year-earlier period.

North Central Region Reports Record Results

North Central Results

(in millions)

	2004 Third Quarter	2003 Third Quarter	Percent Increase (Decrease)	2004 First Nine Months	2003 First Nine Months	Percent Increase (Decrease)
Illinois/Indiana
Total revenues	$202.3	$93.0	117.5%	$400.6	$303.4	32.0%
Income from operations	38.7	18.6	108.1%	70.0	58.5	19.7%
Property EBITDA	46.6	22.7	105.3%	86.3	70.9	21.7%
Iowa
Total revenues	64.7	61.1	5.9%	189.4	179.6	5.5%
Income from operations	13.3	7.5	77.3%	54.3	25.0	117.2%
Property EBITDA	19.5	13.2	47.7%	55.8	39.8	40.2%
Missouri
Total revenues	120.3	113.2	6.3%	338.3	331.5	2.1%
Income from operations	20.9	21.9	-4.6%	57.5	66.4	-13.4%
Property EBITDA	32.7	31.9	2.5%	89.1	93.9	-5.1%
Total North Central
Total revenues	387.3	267.3	44.9%	928.3	814.5	14.0%
Income from operations	72.9	48.0	51.9%	181.8	149.9	21.3%
Property EBITDA	98.8	67.8	45.7%	231.2	204.6	13.0%

The addition of Horseshoe Hammond and a lower tax rate at Bluffs Run Casino contributed to a record quarter for Harrah’s Entertainment’s North Central Region. Results at Harrah’s East Chicago have been reclassified to discontinued operations.

Third-quarter North Central Region revenues were up 44.9 percent, while income from operations rose 51.9 percent and Property EBITDA increased 45.7 percent.

Due to contributions from Horseshoe Hammond, acquired by the company on July 1, 2004, combined Illinois and Indiana third-quarter results approximately doubled from the prior-year period.

The company’s two Iowa properties posted record third-quarter results, driven primarily by a lower tax rate at Bluffs Run Casino. Revenues were 5.9 percent higher than in the year-ago period, income from operations rose 77.3 percent and Property EBITDA increased 47.7 percent.

Combined third-quarter revenues at Harrah’s two Missouri properties rose 6.3 percent over the 2003 third quarter, income from operations declined 4.6 percent and Property EBITDA increased 2.5 percent. The opening of an $80 million, 210-room hotel expansion at St. Louis led to strong gains at that property, though this was offset by declines at North Kansas City, which faced increased competition due to significant expansions by two other properties in that area.

“We are proceeding on schedule with a $107 million expansion project at Harrah’s North Kansas City,” Wilmott said. “Once completed in late 2005, this investment should allow us to regain a leadership position in the Kansas City market, as we have in St. Louis.”

For the first nine months of 2004, North Central Region revenues were up 14.0 percent, income from operations was 21.3 percent higher and Property EBITDA was up 13.0 percent from the year-earlier period.

South Central Region Posts Record Results

South Central Results

(in millions)

	2004 Third Quarter	2003 Third Quarter	Percent Increase (Decrease)	2004 First Nine Months	2003 First Nine Months	Percent Increase (Decrease)
Louisiana
Total revenues	$215.8	$175.1	23.2%	$563.6	$494.3	14.0%
Income from operations	28.8	23.5	22.6%	76.0	70.1	8.4%
Property EBITDA	43.8	34.9	25.5%	113.6	105.6	7.6%
Mississippi
Total revenues	58.1	—	N/A	58.1	—	N/A
Income from operations	14.6	—	N/A	14.6	—	N/A
Property EBITDA	17.6	—	N/A	17.6	—	N/A
Total South Central
Total revenues	273.9	175.1	56.4%	621.7	494.3	25.8%
Income from operations	43.4	23.5	84.7%	90.6	70.1	29.2%
Property EBITDA	61.4	34.9	75.9%	131.2	105.6	24.2%

The addition of Horseshoe Tunica and Horseshoe Bossier City contributed to a record quarter for the South Central Region. Results at Harrah’s Tunica have been reclassified to discontinued operations.

At Harrah’s Entertainment’s Louisiana and Mississippi properties, revenues rose 56.4 percent, income from operations increased 84.7 percent and Property EBITDA was 75.9 percent higher than in the year-ago third quarter.

The increases were driven by the addition of Horseshoe Bossier City and Horseshoe Tunica on July 1. These gains were partially offset by the sale of Harrah’s Shreveport to another operator on May 19, 2004. New Orleans also posted strong growth despite a three-day closure in mid-September due to Hurricane Ivan.

“With the Horseshoe acquisition, we now own three of the South’s premier casinos – Harrah’s New Orleans, Horseshoe Bossier City, and Horseshoe Tunica,” Wilmott said. “Despite challenging conditions in the Shreveport-Bossier City market, we believe our overall position in the South is strong, and will get only stronger with the planned acquisition of Caesars and the completion of our $142 million, 450-room hotel tower in New Orleans in early 2006.”

Nine-month revenues for the South Central properties rose 25.8 percent, income from operations increased 29.2 percent and Property EBITDA was up 24.2 percent from the first nine months of 2003.

Managed Properties And Other Items

Third-quarter management-fee revenues were down 20.5 percent from the year-ago period due to lower fee schedules associated with contract extensions.

Third-quarter development costs rose to $4.7 million from $3.0 million in the year-ago quarter.

Corporate expense increased 51.6 percent over the year-ago quarter due to higher incentive-compensation costs and depreciation expense, costs associated with a management-development program and on-going costs related to Sarbanes-Oxley compliance.

Interest expense was 33.9 percent higher than in the 2003 third quarter due to additional debt related to the Horseshoe acquisition.

The effective income tax rate after minority interest for the 2004 third quarter was 38.0 percent, a higher rate than in the full year 2003 and the second quarter of 2004 as a result of higher accruals for state income taxes.

Harrah’s Entertainment will host a conference call Wednesday, October 20, 2004, at 9:00 a.m. Eastern Daylight Time to review its 2004 third-quarter results. Those interested in participating in the call should dial 1-888-399-2695, or 1-706-679-7646 for international callers, approximately 10 minutes before the call start time.

A taped replay of the conference call can be accessed at 1-800-642-1687, or 1-706-645-9291 for international callers, beginning at 12:00 p.m. EDT Wednesday, October 20. The replay will be available through 11:59 p.m. EDT on Wednesday, October 27. The passcode number for the replay is 1163512.

Interested parties wanting to listen to the live conference call on the Internet may do so on the company’s web site – www.harrahs.com – in the Investor Relations section behind the “About Us” tab.

Various subsidiaries of Harrah’s Entertainment, Inc. own or manage 28 casinos in the United States, primarily under the Harrah’s and Horseshoe brand names. Founded 66 years ago, Harrah’s Entertainment is focused on building loyalty and value with its valued customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

Additional information about Harrah’s Entertainment is available at www.harrahs.com.

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results. We have based these forward-looking statements on our current expectations and projections about future events.

We caution the reader that forward-looking statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission:

•                              the effect of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular;

•                              construction factors, including delays, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

•                              the effects of environmental and structural building conditions relating to the company’s properties;

•                              our ability to complete the Caesars Entertainment and Colony Capital transactions and to timely and cost effectively integrate into our operations the companies that we acquire, including Caesars and Horseshoe Gaming Holding Corp.;

•                              access to available and feasible financing;

•                              changes in laws (including increased tax rates), regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies;

•                              litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation;

•                              ability of our customer-tracking, customer-loyalty and yield-management programs to continue to increase customer loyalty and same-store sales;

•                              our ability to recoup costs of capital investments through higher revenues;

•                              acts of war or terrorist incidents;

•                              abnormal gaming holds; and

•                              the effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED SUMMARY OF OPERATIONS

(UNAUDITED)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2004	2003	2004	2003
Revenues*	$1,309,657	$1,043,412	$3,359,261	$2,998,644
Property operating expenses	(935,411)	(746,865)	(2,431,100)	(2,169,255)
Depreciation and amortization	(89,326)	(74,767)	(238,141)	(220,309)
Operating profit	284,920	221,780	690,020	609,080

Corporate expense	(17,432)	(11,496)	(47,964)	(39,342)
Losses on interests in nonconsolidated affiliates	(687)	(649)	(320)	(610)
Amortization of intangible assets	(3,231)	(1,199)	(5,674)	(3,598)
Project opening costs and other items	(5,754)	(5,208)	(9,913)	(10,494)

Income from operations	257,816	203,228	626,149	555,036
Interest expense, net of interest capitalized	(78,403)	(58,556)	(195,503)	(175,638)
Loss on early extinguishment of debt	—	(995)	—	(3,136)
Other income including interest income	1,271	1,682	5,369	7,177

Income before income taxes and minority interests	180,684	145,359	436,015	383,439
Provision for income taxes	(67,741)	(53,996)	(160,073)	(141,239)
Minority interests	(2,264)	(2,334)	(6,289)	(9,229)
Income from continuing operations	110,679	89,029	269,653	232,971
Discontinued operations, net of tax	8,106	10,454	21,100	24,276
Net income	$118,785	$99,483	$290,753	$257,247

Earnings per share – basic
Income from continuing operations	$1.00	$0.81	$2.43	$2.14
Discontinued operations, net of tax	0.07	0.10	0.19	0.23
Net income	$1.07	$0.91	$2.62	$2.37

Earnings per share – diluted
Income from continuing operations	$0.99	$0.80	$2.39	$2.11
Discontinued operations, net of tax	0.07	0.10	0.19	0.22
Net income	$1.06	$0.90	$2.58	$2.33

Weighted average common shares outstanding	111,016	109,064	111,083	108,761
Weighted average common and common equivalent shares outstanding	112,513	110,749	112,770	110,326

*See note (a) on Supplemental Operating Information.

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL OPERATING INFORMATION

(UNAUDITED)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
(In thousands)	2004	2003	2004	2003

Revenues (a)
Western Region	$401,052	$361,640	$1,149,651	$1,021,722
Eastern Region	227,197	214,527	602,867	598,949
North Central Region	387,332	267,293	928,349	814,537
South Central Region	273,931	175,085	621,706	494,333
Managed	15,910	20,018	45,464	56,026
Other	4,235	4,849	11,224	13,077
Total revenues	$1,309,657	$1,043,412	$3,359,261	$2,998,644

Income from Operations(a)
Western Region	$89,200	$71,682	$244,190	$183,813
Eastern Region	69,535	67,760	166,257	174,382
North Central Region	72,934	48,016	181,817	149,925
South Central Region	43,405	23,502	90,562	70,126
Managed	14,051	18,146	39,088	49,790
Other	(13,877)	(14,382)	(47,801)	(33,658)
Corporate expense	(17,432)	(11,496)	(47,964)	(39,342)
Total income from operations	$257,816	$203,228	$626,149	$555,036

Property EBITDA (a) (b)
Western Region	$119,340	$100,248	$328,463	$268,653
Eastern Region	88,343	82,895	219,266	220,025
North Central Region	98,792	67,796	231,243	204,614
South Central Region	61,443	34,947	131,241	105,597
Managed	14,147	18,166	39,320	49,849
Other	(7,819)	(7,505)	(21,372)	(19,349)
Total Property EBITDA	$374,246	$296,547	$928,161	$829,389

Project opening costs and other items (a)
Project opening costs	$1,961	$2,025	$7,822	$6,612
Writedowns, reserves and recoveries	3,793	3,183	2,091	3,882
Total	$5,754	$5,208	$9,913	$10,494

(a)                    In third quarter 2004, Harrah’s Tunica and East Chicago were classified as assets held-for-sale and their prior periods’ results were reclassified from Income from Continuing Operations to Discontinued Operations.

(b)                    Property EBITDA (earnings before interest, taxes, depreciation and amortization) consists of Income from operations before depreciation and amortization, write-downs, reserves and recoveries, project opening costs, corporate expense, losses on interests in nonconsolidated affiliates, venture restructuring costs and amortization of intangible assets.  Property EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations.  However, Property EBITDA should not be construed as an alternative to Income from operations (as an indicator of our operating performance) or to Cash flows from operating activities (as a measure of liquidity) as determined in accordance with generally accepted accounting principles.  All companies do not calculate EBITDA in the same manner.  As a result, Property EBITDA as presented by our Company may not be comparable to similarly titled measures presented by other companies.

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL INFORMATION

(UNAUDITED)

Calculation of Adjusted Earnings Per Share

	Third Quarter Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2004	2003	2004	2003

Income before taxes and minority interests	$180,684	$145,359	$436,015	$383,439
Add/(deduct):
Project opening costs and other items
True-up of Bluffs Run prior year’s gaming tax accrual	—	—	(16,558)	—
Contribution to the Harrah’s Foundation	—	—	10,000	—
Other	5,754	5,208	16,471	10,494
Loss on sale of ownership interests	—	128	—	128
Loss on early extinguishment of debt	—	995	—	3,136

Adjusted income before taxes and minority interests	186,438	151,690	445,928	397,197
Provision for income taxes	(69,926)	(56,351)	(163,766)	(146,155)
Minority interests	(2,264)	(2,334)	(6,289)	(9,229)

Adjusted income before discontinued operations	114,248	93,005	275,873	241,813
Discontinued operations, net of tax	8,106	10,454	21,100	24,276
Add/(deduct):
Write-down of assets at Vicksburg, net of tax	—	—	—	460
Loss on sale of Harveys Colorado assets, net of tax	—	—	—	674
Project opening costs and other items at Harrah’s Tunica and East Chicago, net oftax	410	20	1,122	253

Adjusted net income	$122,764	$103,479	$298,095	$267,476

Diluted adjusted earnings per share	$1.09	$0.93	$2.64	$2.42

Weighted average common and common equivalent shares outstanding	112,513	110,749	112,770	110,326

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF PROPERTY EBITDA TO INCOME FROM OPERATIONS

(UNAUDITED)

(In thousands)

	West Region	East Region	North Central Region	South Central Region	Managed and Other	Total

Third Quarter Ended September 30, 2004

Revenues	$401,052	$227,197	$387,332	$273,931	$20,145	$1,309,657
Property operating expenses	(281,712)	(138,854)	(288,540)	(212,488)	(13,817)	(935,411)
Property EBITDA	119,340	88,343	98,792	61,443	6,328	374,246

Depreciation and amortization	(27,149)	(17,921)	(23,195)	(16,351)	(4,710)	(89,326)
Operating profit	92,191	70,422	75,597	45,092	1,618	284,920
Amortization of intangible assets	(181)	—	(1,435)	(990)	(625)	(3,231)
Losses on interests in nonconsolidated affiliates	—	—	—	—	(687)	(687)
Project opening costs and other items	(2,810)	(887)	(1,228)	(697)	(132)	(5,754)
Corporate expense	—	—	—	—	(17,432)	(17,432)
Income from operations	$89,200	$69,535	$72,934	$43,405	$(17,258)	$257,816

Third Quarter Ended September 30, 2003

Revenues	$361,640	$214,527	$267,293	$175,085	$24,867	$1,043,412
Property operating expenses	(261,392)	(131,632)	(199,497)	(140,138)	(14,206)	(746,865)
Property EBITDA	100,248	82,895	67,796	34,947	10,661	296,547

Depreciation and amortization	(28,290)	(15,075)	(17,467)	(10,157)	(3,778)	(74,767)
Operating profit	71,958	67,820	50,329	24,790	6,883	221,780
Amortization of intangible assets	(181)	—	(1,018)	—	—	(1,199)
Losses on interests in nonconsolidated affiliates	—	—	—	—	(649)	(649)
Project opening costs and other items	(95)	(60)	(1,295)	(1,288)	(2,470)	(5,208)
Corporate expense	—	—	—	—	(11,496)	(11,496)
Income from operations	$71,682	$67,760	$48,016	$23,502	$(7,732)	$203,228*

*Total Income from operations as reported on this schedule corresponds with the amounts reported for the respective periods on our CONSOLIDATED SUMMARY OF OPERATIONS.  See our CONSOLIDATED SUMMARY OF OPERATIONS for the additional income and expenses recorded in the determination of Net income and Earnings per share for the periods presented.

	West Region	East Region	North Central Region	South Central Region	Managed and Other	Total

Nine Months Ended September 30, 2004

Revenues	$1,149,651	$602,867	$928,349	$621,706	$56,688	$3,359,261
Property operating expenses	(821,188)	(383,601)	(697,106)	(490,465)	(38,740)	(2,431,100)
Property EBITDA	328,463	219,266	231,243	131,241	17,948	928,161

Depreciation and amortization	(78,914)	(51,935)	(59,716)	(34,995)	(12,581)	(238,141)
Operating profit	249,549	167,331	171,527	96,246	5,367	690,020
Amortization of intangible assets	(544)	—	(3,471)	(1,034)	(625)	(5,674)
Losses on interests in nonconsolidated affiliates	—	—	—	—	(320)	(320)
Project opening costs and other items	(4,815)	(1,074)	13,761	(4,650)	(13,135)	(9,913)
Corporate expense	—	—	—	—	(47,964)	(47,964)
Income from operations	$244,190	$166,257	$181,817	$90,562	$(56,677)	$626,149

Nine Months Ended September 30, 2003

Revenues	$1,021,722	$598,949	$814,537	$494,333	$69,103	$2,998,644
Property operating expenses	(753,069)	(378,924)	(609,923)	(388,736)	(38,603)	(2,169,255)
Property EBITDA	268,653	220,025	204,614	105,597	30,500	829,389

Depreciation and amortization	(83,894)	(44,340)	(49,726)	(31,087)	(11,262)	(220,309)
Operating profit	184,759	175,685	154,888	74,510	19,238	609,080
Amortization of intangible assets	(544)	—	(3,054)	—	—	(3,598)
Losses on interests in nonconsolidated affiliates	—	—	—	—	(610)	(610)
Project opening costs and other items	(402)	(1,303)	(1,909)	(4,384)	(2,496)	(10,494)
Corporate expense	—	—	—	—	(39,342)	(39,342)
Income from operations	$183,813	$174,382	$149,925	$70,126	$(23,210)	$555,036 *

*Total Income from operations as reported on this schedule corresponds with the amounts reported for the respective periods on our CONSOLIDATED SUMMARY OF OPERATIONS.  See our CONSOLIDATED SUMMARY OF OPERATIONS for the additional income and expenses recorded in the determination of Net income and Earnings per share for the periods presented.